Exhibit 10.6

Natural Gas Pipeline Company of America 747 East 22nd Street Lombard, Illinois 60148 Phone 630-691-3000 Facsimile 630-691-3630
October 11, 2006
E Energy Adams Ethanol Plant
c/o Mr. Eric Todd
US Energy Services
1000 Superior Blvd.
Wayzata, Minnesota 55394-1873

RE:	AGREEMENT REGARDING FACILITIES NECESSARY FOR NATURAL GAS PIPELINE COMPANY OF AMERICA (“Company”) TO DELIVER GAS TO E ENERGY ADAMS ETHANOL PLANT (“Customer”) IN GAGE COUNTY, NEBRASKA
Dear Mr. Todd:
Customer desires an interconnection between its proposed facilities and the natural gas pipeline facilities of Company. Company is willing to cooperate in the establishment of such an interconnection as set forth herein. This Agreement establishes the terms and conditions upon which the facilities necessary for the measurement and delivery of gas to Customer will be constructed at a point on Company’s system in Section 17, Township 6 North, Range 8 East in Gage County, Nebraska. Upon completion of the facilities contemplated herein, such point will be identified as the “NGPL/E Energy Adams, Gage County, NE” interconnection point.
1.	Facilities — Pursuant to the terms and conditions contained herein, Company or Company’s designee will design, install, own, operate and maintain the side tap, valve assembly, meter tube, measurement facilities, and other related facilities (“Facilities”) that Company deems necessary to measure and deliver gas at the aforementioned point. Customer or Customer’s designee will design, install, own, operate and maintain at its sole expense, all necessary pipeline and pipeline-related facilities that are required for the receipt of gas from the Facilities.

Each party to this Agreement is completely and solely responsible for the overpressure protection of its own pipelines, valves, and all other related facilities. At all times during or after construction, each party shall retain title to their respective facilities and shall be responsible for insuring its interest therein.

2.	Available for Service Date — Company shall use its reasonable efforts to have the Facilities constructed and Available for Service on or before September 15, 2007. In the event that Customer determines that its facilities have been delayed, Customer shall promptly notify Company in writing of the length of said delay. In turn, Company will have the option to delay the Available for Service date accordingly.

3.	Additional Facilities — If in the event the gas volumes delivered through the Facilities become less than the Minimum Flow or more than the Maximum Flow as defined in paragraph 4 and Company determines modification or additional equipment (“Flow Modifications”) are required for accurate measurement of such volumes, Customer or Customer’s designee agrees to pay for the installation of the Flow Modifications necessary to correct the problem to Company’s sole satisfaction. If Customer fails to comply with its obligations under this paragraph 3, Company, in addition to any legal or equitable remedy it may have, may refuse to receive or deliver gas through the point established hereunder.

4.	Design — Company and Customer agree that their respective facilities shall be designed, engineered, constructed, and installed in compliance with all applicable laws, sound and prudent standards, practices common to the natural gas

DRAFT Interconnect Agreement dated 10/11/2006
E Energy Adams, Nebraska
industry, its respective engineering specifications and all Department of Transportation and American Gas Association measurement standards. The parties agree to design the facilities for a maximum allowable operating pressure of 712 psig. The meter facilities will be designed to deliver gas volumes at a rate of no less than 1,104 Mcf per day (46 Mcf per hour or “Minimum Flow”) and up to 10,200 Mcf per day (425 Mcf per hour or “Maximum Flow”). This daily flow level represents a design approximation and is neither a representation nor a guarantee that actual operating conditions will permit such flow. If requested by Company, Customer shall submit to the Company detailed drawings and specifications describing their facilities. Within ten (10) business days of receipt of such drawings and specifications, Company shall notify Customer of any exceptions to such drawings and specifications. Company shall have final design authority over said designs. Company’s review is for the limited purpose of ensuring the protection and use of the facilities and shall not be construed as confirming or endorsing the design, drawings or specific use or as a warranty of any type. Customer agrees to coordinate with Company all construction activities including rail construction, road construction and other third party arrangements such that Company’s construction schedules and resulting costs are not adversely impacted. See Exhibit A for the projected construction schedule.

5.	Facility Costs — The costs Customer shall reimburse Company to install the Facilities is estimated to be six hundred twenty-seven thousand four hundred seventy dollars ($627,470) inclusive of the income tax gross up (“Payment”). Customer shall be responsible for paying all costs associated with the design, engineering, construction, testing and placing in service of the Facilities including, but not limited to, all direct and indirect costs incurred by Company, filing costs, labor costs, easement costs, material costs and cancellation penalities, legal costs, permitting costs, installation, inspection and testing costs, gas lost, Company’s normal and customary overheads, and applicable taxes. Specific details on the estimated facilities costs can be found on the attached Exhibit B. This is only an estimate and in no way limits Customer’s obligation to reimburse Company for all such costs. Terms and conditions agreed to between the parties shall meet the Company’s FERC Gas Tariff provisions including an approved credit application as may be required.

6.	Payment — Customer shall pay Company for all costs specified in paragraph 5. Exhibit C details the invoice, timing and payment(s) due Company prior to the Available for Service Date. All payments to Company shall be made by bank wire, or in such other manner as may be mutually agreed to by the parties.

Within ninety days after the Available for Service Date, Company shall reconcile actual vs. estimated costs of the project. If the actual costs are greater than the Payment(s) Company shall invoice Customer for the difference and Customer shall pay such invoice within 30 days from the date of the invoice. If the actual costs are less than the Payment(s), Company shall refund Customer the difference. Customer retains the right to reasonably challenge such costs and obtain back-up documentation from the Company but will not be excused from making timely payments pending resolution of disputed amounts. Failure by Customer to remit full payment of amounts due Company hereunder within the time period specified will subject said unpaid amount to a late interest charge, calculated at an annual percentage rate of 18% and remain due under the terms hereof.

7.	License/Easement —

(a) Customer hereby grants to Company a license to occupy and use, subject to all of the terms and conditions hereof, so much of the premises controlled by Customer under the easement or other property rights relative to the Facilities as is necessary for the purposes of this Agreement at no cost to Company. Upon request, Customer shall furnish Company an exact description of such premises and license agreement. Such license is nonexclusive. Customer hereby retains all of its rights to the premises except as granted herein. Customer shall, at its sole cost and expense, cause such easement(s) to maintained throughout the term of this Agreement and provide Company personnel with unencumbered access to the Facilities.

(b) This grant of license shall commence on the date hereof and shall continue until the Facilities are removed, but not longer than Customer’s or its designee’s rights under its easement or other property rights, notwithstanding the termination of this Agreement.

8.	Operation and Maintenance —

(a) Each party shall be fully responsible for the continued operation, maintenance, repair and replacement of its respective facilities, either by its own actions or those of a designee, and all cost, expense and risk associated therewith.

DRAFT Interconnect Agreement dated 10/11/2006
E Energy Adams, Nebraska
(b) Each party, or its designee, shall operate, maintain and repair its facilities constructed hereunder in accordance with sound, workmanlike and prudent practices common to the natural gas industry, and such practices shall not be less than the standards and practices followed by such party in the routine maintenance, operation and repair of similar natural gas pipeline facilities owned and/or operated by such party. Each party shall require its contractors and subcontractors furnishing labor, material, supplies and/or services for said work to follow the same practices.

(c) Custody of the gas shall transfer from Company to Customer after it passes through the 600# ANSI insulating joint immediately downstream from the Facilities.

(d) Each party shall have the right to be present during any reading, testing, calibrating, adjusting, installation, changing and/or repairing of the gas measurement facilities equipment. Any work performed on the Facilities will be by Company only or its designated agent. Company will install, own, operate and maintain Electronic Flow Measurement (EFM) and communication equipment for the purpose of calculating and recording the gas quantities delivered by Company to Customer. The information generated by Company’s EFM will constitute the official custody transfer measurement data for gas quantities delivered through the Facilities. The quantity of gas delivered through the Facilities shall be measured in accordance with the specifications set forth in Company’s FERC Gas Tariff. Customer has the right to reasonably review such calculations and recordings. Customer will be responsible for all gas usage downstream from the Custody Transfer Point.

9.	Limitation on Obligation — This Agreement shall not obligate Company in any way to purchase or sell gas. Receipt, delivery or transportation of gas on behalf of Customer or any other party shall be governed by Company’s FERC Gas Tariff and any transportation agreements executed by Company and the shipping party (if applicable).

10.	Commencement of Construction — The parties agree that Company shall not commence installation of the Facilities until (1) all requisite authorization has been received and accepted, (2) this Agreement has been executed by both parties, and (3) Company has received the Payment from the Customer. Each party is solely responsible for securing the governmental approvals, if any, required for the construction and operation of its respective facilities under this Agreement. Each party shall provide reasonable cooperation to the other party (if required) in connection with obtaining such approvals. It is Company’s intention to construct the Facilities under Natural Gas Act Section 7(c) authorization pursuant to Company’s Blanket Certificate Authority under 18 CFR, Part 157, Subpart F. Company will seek to acquire right-of-way easements, if required, and environmental permits on terms and conditions acceptable to Company.

11.	Term — This Agreement shall be effective upon execution by Company and shall continue in effect until (a) terminated by the mutual agreement of the parties hereto, (b) final removal and/or abandonment of the Facilities pursuant to all applicable laws or (c) one party notifies the other that it will permanently cease delivering gas through or receiving gas from the Facilities. Furthermore, (i) if Customer purports to terminate this Agreement for any reason and Payment(s) have not yet been made as provided herein, Customer shall reimburse Company for all costs incurred or committed to be paid for design and construction of the Facilities (including but not limited to acquisition or options for rights-of-way, permits, and third party charges), as well as all other costs incurred by Company as a consequence of Customer’s terminating this Agreement, no later than fifteen (15) days from the date of the invoice(s) itemizing such costs; (ii) the indemnification provisions and payment obligations hereof shall, however, survive such termination relative to all losses, deaths, injuries, claims, billings, liens, demands, and causes of action of every kind and character, discovered or undiscovered, arising out of, in connection with, or as an incident to this Agreement; and (iii) after the Available for Service date, each party shall be responsible for all costs associated with the removal and/or abandonment of its respective facilities, and obtaining of all regulatory approvals to do so under applicable law.

12.	Indemnification. — Notwithstanding any other provision in this Agreement, each party (“Indemnifying Party”) agrees to protect, defend, indemnify and hold the other party (“Indemnified Party”), its directors, officers, employees, attorneys-in-fact, agents, partners and affiliated companies, free and harmless from and against any and all losses, claims, liens, demands, and causes of action of every kind and character, including, but not limited to, the amounts of judgments, penalties, interest, court costs, investigation expenses and costs and attorney’s fees incurred by the Indemnified Party, its directors, officers, employees, attorneys-in-fact, agents, partners and affiliated companies, in defense of same arising in favor of any governmental agencies, third parties, contractors or subcontractors, on account of taxes claims, liens, debts, personal injuries, death or damages to property, and all other claims or demands of every character occurring or in any way incident to, in connection with, or arising out of the Indemnifying Party’s or its contractor’s or subcontractor’s negligence, gross negligence or willful misconduct solely related to activities performed under this Agreement.

DRAFT Interconnect Agreement dated 10/11/2006
E Energy Adams, Nebraska
13.	Notification — In the event a claim is filed against the Indemnified Party for which the Indemnifying Party is obligated to indemnify the Indemnified Party under the terms of this Agreement, the Indemnified Party receiving such claim will promptly notify the Indemnifying Party of such claim and will not settle such claim without the prior written consent of the Indemnifying Party. Participation by the Indemnified Party in the defense of any claim or suit, for which the Indemnifying Party shall be found liable, shall not constitute a waiver of the Indemnified Party’s rights to indemnification hereunder.

14.	Insurance —

a.) Before commencing any work under this agreement, both parties agree to carry and maintain, and require their contractors and subcontractors to carry and maintain, the following insurance, from carriers with an A.M. Best rating of at least A-/VIII: (i) Statutory Coverage Workers’ Compensation Insurance, including Occupational Disease Coverage, and if applicable, US L & H coverage; (ii) Employer’s Liability Insurance with limits of not less than $1,000,000 per accident and $1,000,000 for bodily injury by disease for each employee; (iii) Commercial General Liability Insurance covering the obligations set forth in the indemnity paragraph of this contract with a combined single limit of not less than $1,000,000 per occurrence and in the aggregate. All policies shall include coverage for blanket contractual liability assumed hereunder; (iv) Comprehensive Automobile Liability Insurance covering liability arising out of any auto (owned, hired and non-owned); with a combined single limit of not less than $1,000,000. If necessary, the policy shall be endorsed to provide contractual liability coverage; (v) Umbrella or Excess Insurance in the amount of $3,000,000 For a total liability insurance limit of $4,000,000. Such umbrella policy shall follow the form of those primary coverage set out in paragraphs ii, iii, and iv above, be in excess of those underlying policies without gaps in limits and provide coverage as broad as the underlying.

b.) All insurance policies carried by the parties hereunder, except Worker’s Compensation insurance, shall name the other party as additional insured with respect to liability arising out of work performed under this agreement, and shall include waiver of subrogation or its equivalent.

c.) Before commencing any performance under this Agreement, the parties shall furnish each other with Certificates of Insurance evidencing insurance coverage and provisions provided for in this Agreement. Failure of either party to furnish such evidence of insurance coverage shall not be considered a waiver of such coverage.

d.) All insurance policies required above shall provide that the insurance carrier will notify the parties no less than thirty (30) days prior to the termination or cancellation of any policy.

e.) All deductibles, self-insured retentions and self-insurance carried by either party, or its contractors or subcontractors, are the sole responsibility of that party under the terms of this agreement. Any deficiency in the coverage, policy limits, or endorsements of said contractors or subcontractors will be the sole responsibility of the contracting party.

f.) In the event a claim is filed against the Indemnified Party for which the Indemnifying Party is obligated to indemnify the Indemnified Party under the terms of this Agreement, the Indemnified Party receiving such claim will promptly notify the Indemnifying Party of such claim and will not settle such claim without the prior written consent of the Indemnifying Party. Participation by the Indemnified Party in the defense of any claim or suit, for which the Indemnifying Party shall be found liable, shall not constitute a waiver of the Indemnified Party’s rights to indemnification hereunder.

15.	Notices — Any notice required or permitted to be given under this Agreement, or any notice which Company or Customer may desire to give to the other, shall be in writing and shall be deemed to have been received upon receipt thereof if sent by hand delivery, on the day of transmission if sent by telecopier, or upon the third day following the posting thereof if sent by mail, provided such notice is addressed as follows:

If to Customer:	If to Company
E Energy Adams LLC	Natural Gas Pipeline Company of America
c/o Jack Alderman	c/o Kinder Morgan, Inc.
P.O. Box 49	500 Dallas Street, Suite 1000
Adams, NE 68301	Houston, Texas 77002
Attention: President	Attention: Vice President, Engineering

DRAFT Interconnect Agreement dated 10/11/2006
E Energy Adams, Nebraska

Phone: 402-988-4655	Phone: 713-369-9356
Facsimile: 402-988-5205	Facsimile: 713-495-7432
If either party elects to change its address or facsimile number, such party shall provide written notice to the other party.

16.	Applicable Law — THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THE AGREEMENT, WITHOUT REGARD TO SUCH STATE’S CONFLICTS-OF-LAW PRINCIPLES.

17.	Conformance to Law — It is understood that performance hereunder shall be subject to all valid laws, orders, rules and regulations of duly constituted governmental authorities having jurisdiction or control of the matter related hereto. Should either of the parties, by force of any such law, order, rule or regulation, at any time during the term of the Agreement be ordered or required to do any act inconsistent with the provisions hereof, then for that period only during which the requirements of such law, order, rule or regulation are applicable, the Agreement shall be deemed modified to conform with the requirement of such law, order, rule or regulation; provided, however, nothing herein shall alter, modify or otherwise affect the respective rights of the parties to cancel or terminate the Agreement under the terms and conditions hereof.

18.	Entire Agreement — This Agreement constitutes the entire agreement between the parties, and no waiver, representation or agreement, oral or otherwise, shall affect the subject matter hereof, unless and until such waiver, representation or agreement is reduced to writing and executed by authorized representatives of the parties. No waiver by either Company or Customer of any one or more defaults by the other in the performance of any of the provisions of the Agreement shall operate or be construed as a waiver of any other existing or future default or defaults, whether of a like or of a different character.

19.	Confidentiality — Except as required by law, regulation, or order of government authority (including, but not limited to, any filings required by the Securities and Exchange Commission in the normal conduct of either party’s business), order of a court or arbitrator(s), or upon written consent of the other party, each party and its respective agents, employees, affiliates, officers, directors, and attorneys, auditors and other representatives shall keep and maintain this Agreement and the terms or provisions thereof in strict confidence, and shall not transmit, reveal, disclose or otherwise communicate any of the terms and provisions of this Agreement to any person without first obtaining the consent of the other party, which consent shall not be unreasonably withheld. This section shall not apply to any required reporting by Customer or Company pursuant to orders or regulations of the Federal Energy Regulatory Commission.

20.	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES WAIVE ALL PUNITIVE, INDIRECT, EXEMPLARY OR CONSEQUENTIAL DAMAGES FOR ANY BREACH OF THIS AGREEMENT.

21.	Severability. The various articles, paragraphs, sections, provisions, and clauses of this Agreement are severable. The invalidity of any portion hereof shall not affect the validity of any other portion or the entire Agreement.

22.	Successors and Assigns — Any company or other entity which shall succeed by purchase, merger or consolidation to the facilities, substantially as an entirety (which shall include a change of name), of Customer or Company shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. This Agreement shall be binding upon and will inure to the benefit of the successors, nominees and assignees of the parties. No other assignment of this Agreement or any of the rights or obligations hereunder shall be made by Customer unless there first shall have been obtained the written consent hereto of Company, such consent not to be unreasonably withheld; and any such assignment without the prior written consent of Company shall be void and of no force or effect.

23.	Joint Efforts — The parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint effort of the parties and shall not be construed against one party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution hereof.
If the foregoing accurately reflects its agreement in this matter, Customer shall sign and return two (2) originals of this Agreement to Company accompanied by a check for Company’s Payment as set forth in Paragraph 6. Upon Company’s execution of same, Company will return one (1) fully executed original for Customer’s file. If the two (2) signed originals of this Agreement

DRAFT Interconnect Agreement dated 10/11/2006
E Energy Adams, Nebraska
accompanied by Customer’s Payment are not received by Company by October 20, 2006, Company will have the option not to execute this Agreement, in which event there shall be no agreement of any kind between the parties concerning this matter.

Sincerely,
/s/ Mark Menis
Mark Menis
Director, Business Development

E ENERGY ADAMS, LLC (“Customer”)			NATURAL GAS PIPELINE COMPANY OF AMERICA (“Company”)

By:	/s/ Jack L. Alderman		By:	/s/ David J. Devine
	Name:	Jack L. Alderman		Name:	David J. Devine
	Title:	President		Title:	President
Date:	10-18-06		Date:	10-27-06

DRAFT Interconnect Agreement dated 10/11/2006
E Energy Adams, Nebraska
EXHIBIT A
FACILITIES NECESSARY FOR NATURAL GAS PIPELINE COMPANY TO
DELIVER GAS TO E ENERGY ADAMS, LLC
IN GAGE COUNTY, NEBRASKA
PROJECT SCHEDULE

Fall, 2006	Execute Agreement
Begin Facility Design
Begin Preliminary Surveys
• Route
• Archaeological
• Environmental

Winter, 2006	Complete Preliminary Surveys,
Begin Environmental Permitting Process
Complete Facility Design,
Place Material Order

Spring, 2007	Receive Environmental Clearances
Begin Construction (weather permitting)

Summer, 2007	Complete Construction
Facilities Available for Service
Complete Cleanup and Miscellaneous Work

DRAFT Interconnect Agreement dated 10/11/2006
E Energy Adams, Nebraska
EXHIBIT B
FACILITIES NECESSARY FOR NATURAL GAS PIPELINE COMPANY
TO DELIVER GAS TO E ENERGY ADAMS IN GAGE COUNTY, NEBRASKA
SE 1/4 OF SECTION 17, TOWNSHIP 6 NORTH, RANGE 8 EAST
NEAR THE INTERSECTION OF 134th AND ASPEN ROAD

Materials	$167,397
Company & Contract Labor	$183,491
Overheads	$66,575
Other	$65,206

Project Estimate	$482,669

Plus 30% income tax gross up	$144,801

Total Project Estimate	$627,470

•	A single 3” hot tap on Company’s Amarillo Mainline.

•	Right-of-way and easement for Company Facilities provided by Customer.

•	1500 feet of 4” lateral to meter site which shall be provided by Customer at the plant site

•	4” turbine meter, regulation and line heating equipment designed to provide a delivery pressure at 60 psig

•	Communication and electronic flow measurement equipment

•	Each party responsible for over pressure protection of their facilities

•	Piping and regulation facilities are to be installed with a “dual run” regulation capability. A “primary run” and “standby run” will be provided such that if the primary run were to go closed, the standby run will automatically open and provide flowing gas, at a pressure slightly lower than the primary run.

•	A pulse output signal of gas flow rate will be available from the Company’s flow computer. This electronic pulse signal will be available to the customer to be used for interface with the customer’s gas odorization system or as input signal for monitoring purposes.

DRAFT Interconnect Agreement dated 10/11/2006
E Energy Adams, Nebraska
EXHIBIT C
Natural Gas Pipeline Company of America
Federal EIN # 36-1535060

INVOICE NO:
CUSTOMER NO:
KMI AFE #	INVOICE DATE: October 11, 2006
INVOICE

To Customer:	Remit Check Payment To:
E Energy Adams, LLC	Natural Gas Pipeline Company of America
Attention: Jack Alderman, President	Wells Fargo Bank, NA
P.O. Box 49, 510 Main Street	Dept. 3020
Adams, Nebraska 68301	P.O. Box 201607
Phone: 402-988-4655	Dallas, Texas 75320-1607
Facsimile: 402-988-5205

Project Description:	Remit Wire Payment To:
E Energy Adams, LLC Ethanol Plant	Natural Gas Pipeline Company of America
Interconnect Agreement Dated October 11, 2006	Wells Fargo Bank, NA
with Natural Gas Pipeline Company of America	ABA #121-000-248
Gage County, Nebraska	Account #412-104-9548

DESCRIPTION	AMOUNT

As per Interconnect Agreement, paragraph 6 Please remit Payment to Natural Gas Pipeline Company

Upon Execution of Interconnect Agreement 2nd Payment due April 1, 2007 3rd Payment due August 1, 2007	$307,470 $160,000 $160,000

Total Due before the Scheduled In-Service Date	$627,470
Please return a copy of this invoice with remittance. Thank you!
If you have any questions concerning this invoice, please call Kathleen Frisbie 303-763-3186 cc: Mark_Menis@kindermorgan.com

Acct Unit	Account	User Analysis	Acct Cat	Activity #	DR (CR)
0501-0000-0000	186101	AFE#	99940